EXHIBIT 10.1

                              THOMAS G. SNEAD, JR.

                              EMPLOYMENT AGREEMENT
                              --------------------
              This Agreement is made as of the 19th day of May 1999, between TRIGON INSURANCE COMPANY, a Virginia corporation (the "Company"), and THOMAS G. SNEAD, JR., of Richmond, Virginia ("Executive").



                                 R E C I T A L S

              The Company and Executive are parties to an Employment Agreement dated as of December 12, 1990 (the "Prior Agreement") and to an Executive Continuity Agreement dated as of September 16, 1998 (the "Executive Continuity Agreement"). Executive was elected Chief Executive Officer of the Company effective April 28, 1999. The parties desire to enter into this Agreement to replace the Prior Agreement and to provide for the coordination and integration of this Agreement with the Executive Continuity Agreement.

              NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties agree as follows:


                                    ARTICLE I
                                   EMPLOYMENT

       I.1 Employment. The Company hereby employs Executive as President and Chief Executive Officer of the Company. Executive shall have the powers, duties, and responsibilities that are customary to the position of Chief Executive Officer. Subject to approval by the Board, Executive shall select the officers of the Company and each of its affiliates. Executive shall devote his full business time and efforts to the business and affairs of the Company and its affiliates; provided, however, that this provision shall not preclude Executive from serving as a director of any other corporation or other organization involving no conflict of interest with the interests of the Company. All such directorships shall be disclosed to and reviewed by the Executive Committee of the Company.

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       1.2    At Will  Employment.  Executive's  employment  hereunder  is at will. Executive may resign at any time, and the Company may discharge Executive at any time, with or without cause.


                                   ARTICLE II
                            COMPENSATION AND BENEFITS

       2.1 Base Salary. Executive's base salary for 1999 has been determined by the Board of Directors upon recommendation from the Human Resources Committee.

       2.2 Incentive Compensation. Executive shall also be eligible to participate in the Company's Annual Incentive Plan, Long Term Performance Plan, Stock Option Plan, and other incentive plans and programs that may be maintained by the Company.

       2.3 Annual Reviews. Effective each January 1 during the term of this Agreement, the Chairpersons of the Executive and Human Resources, Compensation and Employee Benefits Committees will review Executive's performance as Chief Executive Officer and will recommend to the Board such annual increase in base salary as may be appropriate and in accordance with the Company's regular salary administration program. The Board will determine such annual increase in base salary.

       2.4 Participation in Employee Benefit Plans. While employed by the Company, Executive shall be entitled to participate in the Company's Non-Contributory Retirement Program, Supplemental Retirement Program, the Employees' Thrift Plan, the split-dollar life insurance program, the group health insurance program, the group term life insurance program, and the disability insurance program. In addition, the Company shall provide to Executive an automobile and gasoline allowance, tax and financial planning services, and reimbursement for club dues and other business expenses.

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                                   ARTICLE III
                                   DISABILITY

       3.1 Supplemental Disability Payment. If Executive becomes disabled while employed by the Company and is entitled to receive benefits under the Company's Long-Term Disability Program, then the Company will pay to Executive a Monthly Supplemental Disability Benefit (as hereinafter defined) for so long as Executive is entitled to receive disability payments under the Company's Long-Term Disability Program (or under any similar disability program maintained by the Company). The amount of the Monthly Supplemental Disability Benefit shall be equal to the difference between (i) one-twelfth (1/12) of sixty percent (60%) of Executive's annual base salary for the year in which Executive becomes disabled and (ii) the amount of the monthly disability benefit payable to Executive under the Company's Long-Term Disability Program.


                                   ARTICLE IV
                                SEVERANCE PAYMENT

       4.1    Severance Payment.
              -----------------
              (a) If the Company terminates Executive's employment for any reason (other than termination by reason of Executive's disability), then the Company will pay to Executive the Severance Payment as defined in Section 4.1(b) below. If Executive resigns, dies or becomes disabled, then he shall not be entitled to the Severance Payment.

              (b) The term Severance Payment shall mean a payment in cash equal to three times the Applicable Compensation of Executive as defined in Section 4.1(c) below.

              (c) The term Applicable Compensation of Executive shall mean the highest amount of compensation (as defined in Section 4.1(d) below) earned by Executive for any one of the three full calendar years ended immediately preceding the termination of Executive's employment.

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              (d) The Compensation earned by Executive for any calendar year shall mean (i) the amount of Executive's annual base salary for such calendar year, without any reduction for any amounts that Executive may have deferred under the Company's 401(k) Plan, 401(k) Restoration Plan, Deferred Benefit Plan for Officers, or otherwise, (ii) the amount of any cash bonus or cash incentive award (annual, long-term, or otherwise) that is earned for a period of performance ending in such calendar year, even though such bonus or award may be paid after such calendar year, and (iii) the fair market value (determined as of the date of the award) of any bonus or incentive award (annual, long-term, or otherwise) that is made in property other than cash and that is earned for a period of performance ending in such calendar year, even though such bonus or award may be made after such calendar year. For purposes of clause (iii) of the preceding sentence, (i) the granting or vesting of stock options shall not be deemed to be a bonus or incentive award, and (ii) in the case of any bonus or incentive award made in restricted stock of the Company, the fair market value of such stock shall be determined without regard to the restriction.


                                    ARTICLE V
                                 NON-COMPETITION

       5.1 Covenant Not to Compete. If Executive's employment with the Company terminates for any reason, Executive agrees that he will not, prior to the expiration of three (3) years following the termination of his employment, become an officer, director, or employee of, or consultant to, or 10% or more owner of, any entity that competes with the Company in any business in which the Company is engaged as of the date of the termination of Executive's employment. Executive agrees that in the event of a breach by Executive of this covenant not to compete, the Company's remedies at law will be inadequate and that the Company will be entitled to appropriate equitable relief, including an injunction restraining such breach. If Executive so requests, the Executive Committee is authorized to determine, by written communication to Executive, that a particular activity that Executive proposes to engage in does not constitute competition with the Company within the meaning of this paragraph, and such determination shall be conclusive and binding on the parties to this Agreement.

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                                   ARTICLE VI
                                WELFARE BENEFITS

       6.1 As used in this Agreement, "Welfare Plan" means any health plan, dental plan, disability plan, survivor income plan, life insurance plan or other welfare benefit plan as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, currently or hereafter made available by the Company in which the Executive is eligible to participate.

       6.2 If the Company terminates Executive's employment for any reason (other than termination by reason of Executive's disability), then the Company will, subject to the provisions of Section 6.3, continue the coverage of Executive and his dependants under all Welfare Plans in which they participated immediately before the termination of Executive's employment for a period of three years following the termination of Executive's employment.

       6.3 Notwithstanding Section 6.2, (i) if the Company amends or terminates any Welfare Plan in which Executive is participating in a manner that is generally applicable to all executives of the Company, then such amendment or termination shall also be applicable to Executive, (ii) Executive shall continue to contribute to the cost of the Welfare Plans on substantially the same basis as he did before the termination of his employment, (iii) if Executive's continued participation in any Welfare Plan is not possible because of the terms of the plan or any provision of law, then the Company will at its expense provide Executive with an alternative benefit of substantially equal value and utility through cash payments, an alternative insurance arrangement, or otherwise, and (iv) the obligation of the Company to continue Executive's coverage under any Welfare Plan shall cease if Executive becomes covered under a welfare plan sponsored by a subsequent employer that provides substantially equal or greater benefits.

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       6.4   If Executive's employment is terminated by the Company, then in lieu of the welfare benefits provided for in Section 6.2, Executive may, at his option, elect to receive a lump sum amount in cash such that, after Executive pays any taxes on such lump sum amount, Executive will retain on an after-tax basis an amount equal to the present value of such benefits. Any such election must be made by Executive by written notice provided to the Company within 60 days after the date on which Executive's employment is terminated. Present value shall be determined using a discount rate equal to the Federal mid-term rate under Section 1274(d) of the Code.


                                   ARTICLE VII
                       ADDITIONAL PAYMENT FOR EXCISE TAXES

       7.1 If Executive receives any amount from the Company, pursuant to this Agreement or otherwise, that is determined to be an "excess parachute payment" subject to the excise tax imposed by ss. 4999 of the Internal Revenue Code, then the Company will pay to Executive an additional amount (herein referred to as a "Gross-Up Payment") such that, after Executive has paid all federal and state income and excise taxes imposed on such excess parachute payment and on such Gross-Up Payment, Executive will retain an after-tax amount equal to the amount that Executive would have retained if such excise tax had not been imposed.

       7.2 When Executive's employment with the Company terminates, the amount of any Gross-Up Payment that the Company is required to pay under Section
7.1 shall be determined by the independent certified public accounting firm then regularly employed by the Company. Within 15 business days following the termination of Executive's employment, or earlier if requested by the Company, the accounting firm shall deliver to the Company and Executive a report calculating in reasonable detail the amount of any Gross-Up Payment required by
Section 7.1. The amount of the required Gross-Up payment as so determined by the accounting firm shall be binding on the Company and Executive, and within 10 business days following receipt of the report from the accounting firm, the Company will pay the required Gross-Up Payment to Executive. If the accounting firm determines that no Gross-Up Payment is required because no excise tax is payable by Executive, it shall furnish Executive a written opinion to that effect. All fees and expenses of the accounting firm shall be paid by the Company.

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       7.3   Because of uncertainties in the application of ss. 4999 of the
Internal Revenue Code, it is possible that the amount of the Gross-Up Payment as initially determined by the accounting firm pursuant to Section 7.2 may be inadequate to comply with the requirements of Section 7.1. If at any time Executive is required to pay any additional excise tax not covered by the initial Gross-Up Payment, then the Company will immediately pay to Executive an additional Gross-Up Payment so that the requirements of Section 7.1 are complied with.


                                  ARTICLE VIII
                                  MISCELLANEOUS

       8.1 Termination of Prior Agreement. This Agreement supersedes the Prior Agreement, and the Prior Agreement is hereby terminated effective as of the date hereof.

       8.2 Coordination with Executive Continuity Agreement. If Executive's employment with the Company terminates under circumstances that constitute a Compensable Termination within the meaning of the Executive Continuity Agreement, then this Agreement shall be terminated effective as of the date on which Executive's employment terminates, neither party to this Agreement shall have any obligation to the other hereunder, and Executive shall be entitled to the benefits due to him under the Executive Continuity Agreement. If Executive's employment terminates under circumstances that do not constitute a Compensable Termination within the meaning of the Executive Continuity Agreement, then this Agreement shall remain in full force and effect.

       8.3 Legal Fees. If any dispute arises in connection with this Agreement or the enforcement or interpretation of Executive's rights under this Agreement, the Company shall pay all reasonable legal fees and expenses incurred by Executive in connection with such dispute, irrespective of the outcome of such dispute.

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       8.4   Rights Not Exclusive. Executive's rights under this Agreement are not exclusive, and nothing in this Agreement shall limit any rights that Executive may have under any other plan, contract, arrangement, custom, policy, practice or program of the Company.

       8.5 Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or mailed, registered or certified mail, as follows:

                           (a)      If to the Company, to:

                                    Chairman of the Executive Committee
                                    Trigon Insurance Company
                                    2015 Staples Mill Road
                                    Post Office Box 27401
                                    Richmond, Virginia  23279

                           (b) If to Executive, to his last address shown on the records of the Company.

       8.6 Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, and successors, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, sale, or otherwise, but neither this Agreement nor any right hereunder may be otherwise assigned or transferred by either party hereto.

       8.7 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Virginia.

       8.8 Amendment. This Agreement may be amended only by a written instrument signed by the parties hereto.

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                  IN WITNESS WHEREOF, the parties have duly executed this
Agreement as of the day and year first above written.


                                                TRIGON INSURANCE COMPANY



                                          By:   --------------------------------
                                                Jackie M. Ward, Chairperson
                                                Human Resources, Compensation
                                                and Employee Benefits Committee



                                                --------------------------------
                                                      THOMAS G. SNEAD, JR.

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